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CONSUMER PORTFOLIO SERVICES, INC. REPORTS 2003 SECOND QUARTER EARNINGS
Wednesday August 6, 4:15 pm ET


CONTINUED GROWTH IN NET INCOME

IRVINE, Calif.--(BUSINESS WIRE)--Aug. 6, 2003--Consumer Portfolio Services, Inc. (Nasdaq: CPSS - News) today announced earnings for its second quarter ended June 30, 2003.

For the three months ended June 30, 2003 total revenues decreased approximately $3.5 million, or 13%, to $23.7 million, compared to $27.2 million for the three months ended June 30, 2002. Pretax income for the second quarter of 2003 was $3.1 million, compared to $1.3 million for the comparable 2002 period. Net income for the quarter ended June 30, 2003 was $2.6 million, or $0.12 per diluted share, compared to $739,000, or $0.04 per diluted share, for the quarter ended June 30, 2002. Diluted shares outstanding were 22.3 million and 21.1 million for the quarters ended June 30, 2003 and 2002, respectively.

Revenues for the six months ended June 30, 2003 totaled $46.3 million, an increase of $5.9 million, or 15%, compared to $40.4 million in the 2002 period. For the six months ended June 30, 2003 net income was $8.9 million, or $0.41 per diluted share. For the six months ended June 30, 2002, the Company recorded a loss before extraordinary item of $(242,000), or $(0.01) per diluted share. Diluted shares outstanding were 22.2 million and 22.0 million for the six-month periods ended June 30, 2003 and 2002, respectively.

CPS also announced that it has appointed a new chief financial officer, Robert
E. Riedl. Mr. Riedl has over fifteen years of finance experience, most recently as a principal at a private equity firm. He has been a senior vice president of CPS since January.

"The second quarter was another successful period for CPS. Our ongoing strategy to moderate our growth rate and maintain solid financial discipline resulted in continued solid performance," said Charles E. Bradley, President and Chief Executive Officer. "In addition, the integration of TFC into our operations is progressing well and is having a positive impact on our results."

Consumer Portfolio Services' managed receivables totaled $754.0 million at June 30, 2003. During the second quarter of 2003, the Company purchased $94.7 million of contracts and completed the $110.0 million CPS Auto Receivables Trust 2003-B securitization. The managed receivables include $537.3 million held by non-consolidated subsidiaries, which do not appear directly on the Company's balance sheet, as well as $214.8 million ($174.4 million net of allowance for credit losses) of receivables that are held directly by the Company and its consolidated subsidiaries. Substantially all of those directly-held receivables were acquired in the Company's acquisitions of MFN Financial Corp. and TFC Enterprises, Inc.

On a separate note, the Company also announced today that in order to increase transparency of the Company's financial reports, Consumer Portfolio Services will structure its future securitization transactions as secured financings,

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with the loan receivables and associated debt staying on the balance sheet, and without recognition of a gain on sale. Accordingly, net earnings will be recognized over the life of the receivables as interest income and fee income, less related funding costs and a provision for losses. Such loan loss provisions will be recorded in part upon acquisition of the receivables. The accounting treatment of such transactions will be equivalent to that currently used with respect to receivables acquired in the acquisitions. The effect will be to accelerate recognition of expenses and defer recognition of revenue. As a result, reported earnings initially will be less than they would be had the Company continued to structure its securitizations to record a gain on sale and therefore, reported net earnings may be negative or nominally positive for approximately the next year. The Company expects to implement the change in the quarter ending September 30, 2003.

Conference Call

Consumer Portfolio Services announced that it will hold a conference call Thursday, August 7, 2003, at 1:30 p.m. EDST to discuss its quarterly results. Those wishing to participate by telephone may dial in at 973-582-2706 approximately 10 minutes prior to the scheduled time.

A replay will be available between August 7, 2003 and August 13, 2003, beginning one hour after conclusion of the call, by dialing 877-519-4471. The reservation number is 4100266. A broadcast of the conference call will also be available live and for 30 days after the call via the Company's web site at www.consumerportfolio.com and at www.streetevents.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is a consumer finance company that specializes in purchasing, selling and servicing retail automobile installment sale contracts originated by automobile dealers located throughout the United States. The Company is currently active in 38 states. Through its purchase of contracts, the Company provides indirect financing to car dealer customers with limited credit histories, low incomes or past credit problems, who generally would not be expected to qualify for financing provided by banks or by automobile manufacturers' captive finance companies.

Forward-looking statements in this news release include the company's recorded revenue, expense, gain on sale and provision for credit losses because these items are dependent on the company's estimates of future losses. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies, repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions, possible unavailability of qualified personnel, which could adversely affect the company's ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings or changes in bankruptcy law, which could adversely affect the company's rights to collect payments from its portfolio; other

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changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the company's realization upon repossessed vehicles; and economic conditions in geographic areas in which the company's business is concentrated.

The statements concerning the intended structure of future securitizations and the effects of such structures on financial items are forward-looking statements. If the Company were to defer its decision to change the structure of future transactions, that could cause such forward-looking statements not to be accurate.

Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. In addition to the effects of the planned structural change discussed above, there is no reason to expect that any future period will include the effects of an acquisition as completed in the most recent quarter. Other factors, including those identified above in relation to gain on sale and provision for credit losses, may also affect future performance.


               Consumer Portfolio Services, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)


                                      Three months ended     Six months ended
                                           June 30,              June 30,
                                     --------------------  ---------------------
                                       2003       2002       2003        2002
                                       ----       ----       ----        ----
Revenues:
Net gain on sale of
 contracts                           $  4,109   $  5,095   $  8,664    $  6,867
Interest income                        11,442     14,746     20,770      22,490
Servicing fees                          4,463      3,376      9,065       6,766
Other income                            3,701      3,999      7,763       4,229
                                     ---------  ---------  ---------   ---------
                                       23,715     27,216     46,262      40,352
                                     ---------  ---------  ---------   ---------
Expenses:
Employee costs                          9,442     10,972     17,889      19,434
General and administrative              4,049      5,121      8,081       9,525
Interest                                5,086      7,217     10,617      11,648
Other expenses                          2,006      2,627      4,189       5,241
                                     ---------  ---------  ---------   ---------
                                       20,583     25,937     40,776      45,848
                                     ---------  ---------  ---------   ---------
Income (loss) before
 income tax expense
 (benefit)
 and extraordinary item                 3,132      1,279      5,486      (5,496)
Income tax expense
 (benefit)                                490        540     (3,434)     (5,254)
                                     ---------  ---------  ---------   ---------

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Income (loss) before
 extraordinary item                     2,642        739      8,920        (242)
Extraordinary item,
 unallocated negative
 goodwill                                  --         --         --      17,412
                                     ---------  ---------  ---------   ---------
      Net income                     $  2,642   $    739   $  8,920    $ 17,170
                                     =========  =========  =========   =========

Earnings (loss) per share
 before extraordinary
 item:
     Basic                           $   0.13   $   0.04   $   0.44    $  (0.01)
     Diluted                             0.12       0.04       0.41       (0.01)

Earnings per share
 after extraordinary item:
     Basic                           $   0.13   $   0.04   $   0.44    $   0.88
     Diluted                             0.12       0.04       0.41        0.79

Number of shares used in
 computing earnings
   (loss) per share:
     Basic                             20,209     19,418     20,239      19,405
     Diluted                           22,310     21,064     22,160      21,989


           Condensed Consolidated Balance Sheets
                      (In thousands)
                        (Unaudited)


                                June     December
                                 30,       31,
                                2003       2002
                             ---------  ---------

Cash and restricted cash     $ 67,427   $ 51,859
Finance receivables, net      174,449     84,592
Residual interest in
 securitizations              130,843    127,170
Other assets                   17,919     21,827
                             ---------  ---------
                             $390,638   $285,448
                             =========  =========

Accounts payable and other
 liabilities                 $ 43,657   $ 27,672
Securitization trust debt     150,022     71,630
Senior secured debt            52,496     50,072
Subordinated debt              53,466     53,500
                             ---------  ---------
                              299,641    202,874
                             ---------  ---------

Shareholders' equity           90,997     82,574
                             ---------  ---------
                             $390,638   $285,448
                             =========  =========
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CONTACT:
     Consumer Portfolio Services
     Investors:
     Charles E. Bradley, 949-753-6800
      or
     Sloane & Company
     John Fernquest, 212-446-1889
     Media:
     Whit Clay, 212-446-1864